Exhibit 16.1

May 18, 2016

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Petrogress, Inc. Form 8-K dated May 18, 2016, and are in agreement with the statements in Item 4.01 relate to our firm contained herein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/S/ L&L CPAS, PA

L&L CPAS, PA